BASE TEN SYSTEMS, INC.
                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             BASE TEN SYSTEMS, INC.

           Base Ten Systems, Inc., a corporation (the "Corporation") organized under the laws of the State of New Jersey, to amend its Certificate of Incorporation in accordance with Section 14A:7-2 and 14A:7-18 of Chapter 7 of the New Jersey Business Corporation Act, hereby certifies:

           FIRST: The name of the Corporation is Base Ten Systems, Inc.


           SECOND: The Board of Directors of the Corporation, at a meeting of the Board of Directors duly held on March 3, 1999, adopted resolutions (attached as Appendix A hereto) providing for the issuance of 261.4881103516 shares of Convertible Preferred Shares, Series A and the related increase in the authorized number of Convertible Preferred Shares, Series A.


           THIRD: After giving effect to the issuance of 261.4881103516 shares of the Corporation's Convertible Preferred Shares, Series A, 15,203.66584473 of the Preferred Shares shall be Convertible Preferred Shares, Series A.


           FOURTH: The Corporation's Certificate of Incorporation is amended as follows:


           Article   6(d)(A)  of  the  Certificate  of   Incorporation   of  the
           Corporation be amended to read, in its entirety, as follows:

           "(d) A. Designation and Amount. The shares of this series of Preferred Shares shall be designated as "Convertible Preferred Shares, Series A" and the number of shares constituting such series shall be 15,203.66584473, with a par value of $1.00 per share. Fractional Preferred Shares shall be permitted. The number of Preferred Shares may be increased, subject to and in accordance with the New Jersey Business Corporation Act, without approval of the existing holders of Preferred Shares, solely for the purposes of issuance pursuant to Section C(1) hereof."


           FIFTH:  The  action of the Board of  Directors  in  amending  Article
6(d)(A) of the Certificate of Incorporation is made pursuant to Section 14A:7-2(2), at a meeting of the Board of Directors duly held on March 3, 1999.


           SIXTH: This Certificate of Amendment shall become effective upon filing.

           IN WITNESS WHEREOF, Base Ten Systems, Inc. has caused its duly authorized officer to execute this Certificate on this 3rd day of March, 1999.


                                               BASE TEN SYSTEMS, INC.


                                                 THOMAS E. GARDNER
                                              By:_______________________________
                                                 Thomas E. Gardner
                                                 President and
                                                 Chief Executive Officer

Attest:

    WILLIAM F. HACKETT
By:______________________________
    William F. Hackett
    Secretary

                                   APPENDIX A
                                   RESOLUTIONS

1. WHEREAS, the Board proposes to pay dividends due on March 4, 1999 on the Company's Convertible Preferred Shares, Series A, in Convertible Preferred Shares, Series A, in accordance with Article 6, Section C(1) of the Certificate of Incorporation, which would have the effect of increasing the authorized number of Convertible Preferred Shares, Series A, by 261.4881103516 shares; and

           WHEREAS, the effect of paying dividends on the Convertible Preferred Shares, Series A, in 261.4881103516 shares thereof and the related increase in the authorized number of Preferred Shares, Series A, is the increase of the authorized number of Convertible Preferred Shares, Series A, from 14,942.17773437 to 15,203.66584473 shares; and
           be it

           RESOLVED, that the Board hereby approves the payment of dividends due on March 4, 1999 on the Company's Convertible Preferred Shares, Series A, payable in Convertible Preferred Shares, Series A, in accordance with Article 6, Section C(1) of the Certificate of
           Incorporation, and the increase in the authorized number of Convertible Preferred Shares, Series A, by 261.4881103516 shares; and be it

           FURTHER  RESOLVED,   that  Article  6(d)(A)  of  the  Certificate  of
           Incorporation of the Company be amended to read, in its entirety, as follows:

           "(d) A. Designation and Amount. The shares of this series of Preferred Shares shall be designated as "Convertible Preferred Shares, Series A" and the number of shares constituting such series shall be 15,203.66584473, with a par value of $1.00 per share. Fractional Preferred Shares shall be permitted. The number of Preferred Shares may be increased, subject to and in accordance with the New Jersey Business Corporation Act, without approval of the existing holders of Preferred Shares, solely for the purposes of issuance pursuant to Section C(1) hereof."

2. RESOLVED, that the Board hereby authorizes, directs and empowers each of Thomas E. Gardner and William F. Hackett, to act individually or jointly on behalf of the Company to execute and deliver the amendment to the Certificate of Incorporation of the Company to effect the foregoing resolutions.